       PRESS RELEASE

Exhibit 99.1

iMetrik M2M Inc. Receives FCC Certification on its Cellular Gateway

Montreal, August 31, 2012 - iMetrik M2M Solutions Inc. (OTCBB: IMEK) (the “Company”), (www.imetrikm2m.com) - iMetrik M2M Inc., an innovator in M2M technologies is pleased to announce the successful FCC certifications of its Cellular Gateway. These certifications guarantee consumers that the product conforms to essential requirements of performance and safety, following the industry standards.

The FCC certification is applicable on products sold in the United States. Manufacturers and suppliers of radio and telecoms equipment wishing to gain access to the US market must obtain the necessary grant (approval) from the Federal Communications Commission (FCC).

“Each of iMetrik M2M’s devices is designed, developed, and manufactured to meet all necessary industry standards,” says Medhat Mahmoud, Vice President of Technology & and Strategy for iMetrik M2M Inc. “These certifications are a testament to the success of our process and products”.

We are now completing the PTCRB certification required by North American cellular operators.

Process has also been started for the CE certification, the European counterpart to the FCC, and required to cover the upcoming demands from the international Market.

A few months ago, iMetrik proceeded to a limited production run of its Cellular Gateway solution for field trial by customers of its distributors Monnit Inc. of Salt Lake City and Metropolitan Industries, Inc. or Romeoville, IL.

iMetrik M2M is now preparing for a full production run, after taking into consideration all requirements and enhancement gathered during the field trials in USA and overseas.

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

IR Contact:

Tel: +1.-514-904-2333
Mobile :+1-514-402-2538
Email: info@imetrikm2m.com

3450 St-Denis Street, Suite 202
Montreal, Qc Canada, H2X 3L3
Toll free and fax: 888 331 9577